CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” and to the use of our report on the 2006 financial statements dated October 27, 2006, which is incorporated by reference in this Registration Statement (Form N-1A) of Direxion Funds, for the Service Class of the Spectrum Select Alternative Fund, Spectrum Global Perspective Fund and Spectrum Equity Opportunity Fund, to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 71 to the Registration Statement under the Securities Act of 1933 (File No. 333-28697).

/s/ Ernst & Young LLP

Chicago, Illinois
June 6, 2007